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                                 EXHIBIT 10.6.4


U.S. BANK
NATIONAL CORPORATE
BANKING DIVISION
1420 Fifth Avenue
Seattle, WA 98101


November 10, 1995


Mr. Kevin James
Senior Vice President, CFO
Sun Sportswear, Inc.
6520 South 190th Street
Kent, WA 98032

Re: Revolving and Term Loan Agreement dated November 19, 1991, as Amended, the "Agreement"

Dear Kevin,

U.S. Bank of Washington, National Association, as Agent for the Banks in the referenced credit agreement hereby confirms that the Agent and Banks agree to amend the Agreement to eliminate the requirement within the Agreement that Sun Sportswear maintain a ninety consecutive day period in each year during which time the Aggregate Current Amount shall not exceed Eligible Accounts Receivable. Further, subject to the terms hereof, the Agent and Banks agree to waive non-compliance with such requirement for the year and fiscal quarter ended September 30, 1995. Both the elimination and the waiver are subject to the following terms and conditions (all of which are to be included in an Amendment to the Agreement acceptable to Agent and Banks).

o Conversion to daily settlement of the line of credit with A/R payments to be made directly to a bank-controlled lockbox,

o Modification of the Agreement to reduce the advance rate on receivables due from K Mart to 70%, and limit the maximum amount of gross receivables from K Mart in the Borrowing Base to $2,500,000, except that in the event that K Mart files for protection under bankruptcy laws, all K Mart receivables shall be excluded from the Borrowing Base,

o Addition of a new financial covenant testing interest coverage (to be defined as the sum of GAAP earnings before interest, taxes, depreciation and amortization, all divided by interest expense, with a minimum requirement of 1.0 for the quarter ended December 31, 1995 and each quarter thereafter),

o Increase the frequency of compliance reporting from quarterly to monthly (except for the coverage test which shall be measured quarterly),

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o    Increase in the Applicable Margin for Libor loans to 2.0% effective as of the date of this letter,

o Payment of a fee (to be split by the Banks pro-rata based on their commitments) of $12,500, and all other expenses and fees incurred in connection with the Amendment to the Agreement,

o    Waiver of defenses and claims.

All other terms and conditions of the Agreement remain in full force and effect. If these terms are acceptable to Sun, please indicate so by signing and returning the attached copy of this letter by November 17, 1995, after which time this offer shall expire.

Oral agreements or oral commitments to loan money, extend credit or to forbear from enforcing repayment of a debt are not enforceable under Washington law.

Please let me know if you have any questions regarding this matter.

Sincerely,



/s/ Matthew S. Thoreson
-----------------------
Matthew S. Thoreson

cc:  Jason Gill, West One Bank, Washington

Agreed and Accepted:

         SUN SPORTSWEAR, INC.

BY:       /s/ Kevin James
         ----------------
ITS:     Senior Vice President and Chief Financial Officer

DATE:    November 10, 1995

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